Exhibit 11.2

                              ALBEMARLE CORPORATION

                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                    for the year ended December 31, 1996 (1)

                     (In thousands except per share amounts)

                                                                     Pro Forma
                                                                        1996
                                                                        ----

Net income after effect of applying FASB Statement
   No. 123 "Accounting for Stock-Based Compensation"                 $155,863
                                                                     ========

Average number of shares of common stock outstanding                   58,353

Shares issuable upon the assumed exercise of outstanding
   stock options                                                          489

Shares of common stock and common stock equivalents                    58,842
                                                                     ========

Earnings per share  (2)                                              $   2.65
                                                                     ========


Notes:

   (1) Earnings per share is computed as if the Company's common stock distributed to Ethyl shareholders had been outstanding for the entire periods presented and also includes common stock equivalents based on outstanding stock options.

   (2) Primary earnings per share and fully-diluted earnings per share are the same amounts and are computed based on net income after effect of applying FASB Statement No. 123.

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